Exhibit 23.3

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the inclusion of our reports dated March 26, 2004 (except with respect to the matter discussed in Note 14, as to which the date is April 16, 2004) in this Form 10-K and to the incorporation by reference of such report in the Company’s previously filed Registration Statements on Form S-8 File Nos. 333-00362, 333-24809, 333-34193, 333-67927, 333-81795, 333-54852, 333-61316 and 333-91488 and in the registration statements (No. 333-94743 and 333-90964) on Form S-3. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 2003 or performed any audit procedures subsequent to the date of our report.

/s/ VITALE, CATURANO & COMPANY, P.C.

VITALE, CATURANO & COMPANY, P.C.

May 7, 2004
Boston, Massachusetts